EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of palmOne, Inc. on Form S-3 (File No 333-84738), on Form S-8 (File No’s 333-34370, 333-40910, 333-47126, 333-56480, 333-72574, 333-72568, 333-75608, 333-100456, 333-109302 and 333-110055), and this current report on Form 8-K, of our report dated July 21, 2003, except as to Notes 3(i) and 7, as to which the date is September 25, 2003, relating to the financial statements and financial statement schedule of Handspring, Inc. which is incorporated by reference in this Current Report on Form 8-K of palmOne, Inc.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

November 10, 2003